AMENDMENT TO TRANSFER AGENCY AGREEMENT

This amendment (“Amendment”) to the Transfer Agency Agreement, dated October 8, 2010, as amended (the “Principal Agreement”), between EMERGING MARKETS GROWTH FUND, INC., and JPMORGAN CHASE BANK, N.A. (successor in interest to J.P. MORGAN INVESTOR SERVICES CO.) (“J.P. Morgan”), is entered into as of October , 2014, among each of the aforementioned parties and is effective as of October 31, 2014 (“Effective Date”).

W I T N E S S E T H:

WHEREAS the Parties entered into the Principal Agreement pursuant to which J.P. Morgan was appointed to provide transfer agency services; and

WHEREAS the Parties now wish to update certain of the Schedules to the Principal Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1. Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2. Amendments. The Principal Agreement shall be amended as follows:

(A) Exhibit 1 to Schedule 2 to the Principal Agreement is hereby deleted in its entirety and replaced with Exhibit 1 hereto.

(B) Schedule 3 to the Principal Agreement is hereby deleted in its entirety and replaced with Schedule 3 hereto.

(C) Schedule 4 to the Principal Agreement is hereby deleted in its entirety and replaced with Schedule 4 hereto.

(D) Save as varied by this Amendment, the Principal Agreement is confirmed and shall remain in full force and effect.

3. Representations. Each party represents to the other parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4. Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5. Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by both Parties.

6. Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written

EMERGING MARKETS GROWTH FUND, INC.

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

SCHEDULE 2

Electronic Access

1. JPMorgan shall permit Customer and its Authorized Persons to access electronically the applications and products listed on Exhibit 1 to this Schedule 2 (the “Products”). JPMorgan reserves the right to modify this Schedule 2 and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to Customer. If any modification materially affects the rights of Customer, Customer may terminate the services provided pursuant to this Schedule 2. JPMorgan shall use reasonable efforts to give Customer reasonable notice of its termination or suspension of access hereunder to any Product, but may do so immediately upon written notice to Customer if the JPMorgan determines, in its sole discretion, that providing access to such Product would violate Applicable Law or that the security or integrity of such Product is at risk. In the event that any Product is terminated or suspended as described herein, JPMorgan will consult with Customer as to alternative procedure to access any affected service and/or data and, to the extent practicably possible and permitted by applicable law, JPMorgan shall establish a concrete procedure that will provide substantially equivalent service and/or access as Customer was afforded prior to the termination or suspension or the material modification that resulted in the termination or suspension, as the case may be, within the 30 days (unless the parties mutually agreed to a later deadline) following the termination or suspension, as the case may be. Meanwhile, promptly and without undue delay, JPMorgan will also consult with Customer as to alternative, temporary procedure and, to the extent permitted by applicable law, implement a temporary procedure.

2. In consideration of the fees paid by Customer to JPMorgan and subject to any applicable Software License Addendum which will be provided to the Customer before it becomes effective in relation JPMorgan owned or sublicensed Software provided for a particular application, JPMorgan grants to Customer on the terms of this Schedule 2 a non-exclusive license to use the Products and the information and data made available to the Customer through the Products (the “Data”) for the sole use of the Customer. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.

3. The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by JPMorgan’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”) of which Customer has been notified in writing. If and to the extent that there is a conflict between the Product Terms and this Schedule 2, the provisions of this Schedule 2 shall prevail.

4. The Customer acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer shall make their own independent assessment of the adequacy of the internet and of the security procedures made available by JPMorgan. The Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of the Customer, and JPMorgan disclaims all risks related thereto, notwithstanding that JPMorgan may recommend certain security and/or communication software packages. All such software must be interoperable with JPMorgan’s software. Each of the Customer and the Bank shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

5. Notwithstanding the other provisions of the Agreement, JPMorgan shall not be liable for any Liabilities arising out of the use or unavailability of the JPMorgan’s web site or any means provided by JPMorgan of accessing the Products through JPMorgan’s web site in the absence of JPMorgan’s gross negligence or willful misconduct. For the avoidance of doubt, JPMorgan’s liability for the content of information retrieved from JPMorgan’s website shall remain subject to Section 6.1(a) of this Agreement.

6. The Customer shall not use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7. JPMorgan shall not use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

8. The Customer shall promptly and accurately designate in writing to JPMorgan the geographic location of its users from time to time. The Customer further represents and warrants to JPMorgan that the Customer shall not access the service from any jurisdiction which JPMorgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable JPMorgan to process the data set out therein for the purposes of providing the Products.

9. Customer shall be responsible for the compliance of its Authorized Persons with the terms of this Schedule 2.

EXHIBIT 1 to Electronic Access Schedule

Products

Name of Application	Description
TA2000 System Vision FanWeb ReportSource

Provides Customer (Oversight team) with access to core TA system to view shareholder account information

Provides Customer, oversight team, and interested parties with internet access to view shareholder account information

Provides Customer’s shareholders with Internet access to view their account information and update specific data fields

Provides Internet access to Customer to retrieve specific reports

SCHEDULE 3

Remuneration

J.P.MORGAN

TRANSFER AGENCY SERVICES FEE SCHEDULE FOR:

Emerging Markets Growth Fund, Inc

TRANSFER AGENCY SERVICES FEE SCHEDULE FOR: Emerging Markets Growth Fund, Inc

Submitted By:

Ryan Bailey

INTRODUCTION

The fee schedule that follows is based on the scope of Services outlined in the Transfer Agency Agreement (Schedule 1) that Customer have described to J.P.Morgan (“JPMorgan”) and that are further described in the Service Level Document (SLD). Fees quoted in this document are based on documentation provided by Customer, or in the absence of information, on assumptions we believe to be reasonable.

Material divergence from any assumptions outlined below may result in adjustments to the fees.

The schedule presented in this document will be applied to year one, two and three of the initial term and will be subject to applicable changes as outlined in the Terms and Conditions.

ASSUMPTIONS

In addition to the scope of Services outlined in the Transfer Agency Agreement the following assumptions were taken into consideration as part of this fee schedule:

-	Trade volumes, transaction history, and asset levels for the fund in scope were based upon the current custody relationship between JPMorgan and Customer.

Approximately 400-500 securities in the portfolio

Mostly equity securities, but the fund can invest up to 15% in emerging markets fixed income securities

Portfolio includes approximately 2% invested in illiquid private equity funds

Invest in approximately 40 countries

Between 2-4% of securities regularly fair valued due to illiquidity or other security related events

Additional securities may be fair valued, similar to other Capital Guardian emerging market funds, when there is significant movement in the U.S. markets

- NAV Frequency

-	Official NAVs calculated daily; Official NAVs used for pricing of shareholder transactions

NAVs are not calculated on any day during which the NYSE has been closed for trading

-	Shareholder Activity/Transfer Agent Function Approximately 700 - 900 shareholders Multiple shares classes

Share redemptions and share sales occur daily; See the prospectus for additional information on the shareholder activity process Income dividend and capital gain distribution typically paid annually in December, if necessary

PROPOSED FEES

FEE TERMS AND CONDITIONS

-	Customer will instruct JPMorgan of trades and other account activity in a mutually agreed electronic format that enables straight-through processing (STP), using JPMorgan proprietary systems, SWIFT messages, direct electronic transmissions or other means deemed acceptable by JPMorgan.

-	The fees will be in effect for three years from the date the services commence, unless superseded by a subsequent, mutually agreed fee arrangement executed between Customer and JPMorgan.

-	Subject to Section 2.6 of the Transfer Agency Agreement, the fee schedule may be renegotiated at any time, in the event of a change in the applicable law, or should the fund structure and/or trading activity differ significantly from the assumptions used to develop the fee schedule, and JPMorgan also reserves the right to amend the fee schedule if Customer’s service requirements change.

-	The Services contemplated in this fee agreement correspond to the Services outlined in the Transfer Agency Agreement with Customer. Fees for additional service(s) added at the request of Customer while this fee schedule is in effect will be assessed at JPMorgan's standard price(s); unless an alternative pricing arrangement is agreed upon in advance by Customer and JPMorgan.

-	All fees and charges in this fee proposal are quoted in U.S. Dollars (US$), except where noted otherwise. JPMorgan requires invoices to be paid in U.S. Dollars, unless JPMorgan and Customer have agreed upon alternative payment arrangements in advance of remittance.

-	All annual fees will be pro-rated based on the number of months included in the billing period.

-	Subject to Section 2.6 of the Transfer Agency Agreement, any customized technology projects required to meet Customer’s specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to Customer based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is negotiated between Customer and JPMorgan.

-	JPMorgan shall be reimbursed by Customer for cost associated with the reprocessing of an NAV, except in cases where under the terms of the Transfer Agency Agreement or the Service Level Document, JPMorgan is liable for such costs.

Out of Pocket Expenses

Recovery of applicable out-of-pocket expenses will be made as of the end of each month.

Transfer Agency Out of Pockets

• Anti-Money Laundering (AML) Program

- AML Service, Identity checks/Early Warning Reviews, Equifax Search, OFAC Reviews

• SSAE 16

• Media Output

-	Print Media charges (set up and ongoing production of confirms and statements), postage & storage

• Tax Forms

- Set up, Production & postage

• 800 Phone Line

• Web Solutions

- Set up & ongoing cost

• Core Recordkeeping Systems

- Set up and regular maintenance /reporting of Average cost information

• Record Retention

Other Out-of-Pockets

The applicable funds shall be responsible for any research and copying costs associated with non electronically stored records in accordance with JPMorgan customary practices.

If any records are not in the format requested, the Customer shall pay for expenses JPMorgan reasonably incurs in converting the records into the format the Customer or the Fund requested.

Additional fee categories may be added in response to future developments. These associated fees shall be mutually agreed between the parties. However, additional expenses incurred as a result of the enactment of new regulations and/or requirements shall be charged to Customer in accordance with Section 2.6(c) of the Transfer Agency Agreement.

SCHEDULE 4

Service Locations

Services: Boston, Dallas, India (Bangalore & Mumbai), Milwaukee (U.S. Bank)

Amendment Number 1 to Transfer Agency Agreement

This Amendment to the Transfer Agency Agreement between Emerging Markets Growth Fund, Inc. ("Customer") and J.P. Morgan Chase Bank, N.A. ("JPMorgan"), successor in interest to J.P. Morgan Investor Services Co., dated October 8, 2010 ("Agreement") is effective as of October 30, 2012.

WHEREAS, JPMorgan has undertaken to provide the Services under the Agreement, and in providing the Services may utilize agents, delegees, and sub contractors with the Customer's written consent; and

WHEREAS, JPMorgan has determined to utilize US Bancorp to provide certain of the Services, subject to JPMorgan's oversight and supervision;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Customer and JPMorgan agree as follows:

1. Customer hereby consents to the provision of Services by US Bancorp as may be directed from time to time by JPMorgan.

2. JPMorgan will be responsible for the acts and omissions of US Bancorp in providing the Services to the same extent as if JPMorgan was acting directly to provide the Services.

3. Furthermore, and notwithstanding anything to the contrary in the Agreement, (but subject to the limitations and processes set forth in Article 6 of the Agreement), JPMorgan will indemnify and hold harmless the Customer and the Funds (each, a "Fund Indemnitee") from and against any and all Liabilities, that may be imposed on, incurred by or asserted against such Fund Indemnitee with respect to a third party claim arising in connection with US Bancorp's insolvency, bankruptcy, appointment of a receiver, default, assignment for the benefit of creditors, or other similar event preventing US Bancorp from performing the Services, including but not limited to the inability to collect or access assets contained in any US Bancorp demand deposit or similar account.

4. JPMorgan shall require US Bancorp to hold such insurance policies as are set forth in the Insurance Exhibit to this Amendment.

The Customer and JPMorgan have executed this Amendment as of the date written above.

Emerging Markets Growth Fund, Inc.	J.P. Morgan Chase Bank., N.A.

By: /s/ Peter C. Kelly Peter C. Kelly	By: /s/ Robert Macri Robert Macri
Title: Vice President	Title: Managing Director